Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

NEWFOUND TECHNOLOGY CORPORATION

and

C-COR INCORPORATED

and

BROADBAND ROYALTY CORPORATION

March 7, 2006

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is dated March 7, 2006, by and among Newfound Technology Corporation, a Massachusetts corporation (“Buyer”); and C-COR Incorporated, a Pennsylvania corporation (“C-COR”) and Broadband Royalty Corporation, a Delaware corporation (“BRC”, and together with C-COR, “Seller”).

RECITALS

A. Seller is engaged in the business of developing, manufacturing, marketing, selling its DV6000 product line for the high performance, cost-effective transport of video services, together with maintenance and other related services, amongst its other business lines.

B. Seller desires to sell, and Buyer desires to purchase, the assets of Seller used in the DV6000 product line business as more particularly set forth herein, for the consideration and on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the recital(s), and of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINED TERMS; RULES OF CONSTRUCTION

1.1 Defined Terms. Capitalized terms used herein but not defined have the respective meanings given to such terms below.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Business” means the development, testing, manufacturing, marketing, maintaining, supporting, and selling of the products in the Product Line, and providing related services.

“Confidential Information” means any information of or concerning the Business or Assets that is not already generally available to the public.

“Contract” means any contract, agreement, commitment, license, note, bond, mortgage, indenture, lease, sublease, purchase order or other agreement or arrangement, whether verbal or in writing or resulting from a course of conduct by the parties to the contract.

“Copyrights” means all domestic and foreign copyright interests in any original work of authorship fixed in a tangible medium of expression, whether registered or unregistered, including but not limited to all copyright registrations or foreign equivalents, applications for registration or foreign equivalents, all moral rights, all common-law rights, and all rights to register and obtain renewals and extensions of copyright registrations, together with all other copyright interests accruing by reason of international copyright convention.

“Documentation” means, collectively, if any, all programmers’ notes or logs, source code annotations, user guides, manuals, instructions, forms, software architecture designs, layouts, Know-How, and other designs, plans, drawings, documentation or materials that relate in any manner to any aspect of the Software or Seller’s Intellectual Property, whether in tangible or intangible form.

“Effective Time” means the time at which the Closing is consummated.

“Environmental Law” means any applicable federal, state, local, and foreign Law (including, but not limited to, CERCLA, the Resource Conservation and Recovery Act of 1976 and analogous state laws), all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning (x) the protection of human health or the environment (including air, water vapor, surface water, groundwater, drinking water supply, and surface or subsurface land) or (y) the generation, transportation, processing, handling, or disposal of any Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Orders” has the meaning set forth in Section 2.2(i)

“Financial Information” has the meaning set forth in Section 3.3.

“GAAP” means United States generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

“Governing Documents” means (a) articles or certificate of incorporation and bylaws; (b) or other documents relating to the organization, management or operation; and (c) any amendment or supplement to any of the foregoing.

“Governmental Entity” means any federal, state, local or foreign government or governmental entity or any political or other subdivision, department or branch thereof, or any regulatory, administrative or other agency or any court, tribunal or quasi-judicial agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Hazardous Substance” means any substance that is listed, defined, designated or classified as hazardous or toxic under applicable Laws or is otherwise regulated by a

Governmental Entity pursuant to Environmental Laws, including petroleum, petroleum products, asbestos, asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“Indemnified Party” means, in the case of an indemnification claim pursuant to Section 7.2(a), the Buyer Indemnified Parties, and in the case of an indemnification claim pursuant to Section 7.2(b), the Seller Indemnified Parties.

“Indemnifying Party” means, in the case of an indemnification claim pursuant to Section 7.2(a), Seller, and in the case of an indemnification claim pursuant to Section 7.2(b), Buyer.

“Intellectual Property” means all Patents, Trademarks, Copyrights, Documentation, Inventions, Know-How, Software, Trade Secrets, websites, and internet domain name registrations.

“Intellectual Property Rights” means, collectively, (a) all rights in, to or related or associated in any manner with the Intellectual Property or any aspect or part thereof owned by or licensed to Seller or to which Seller has any rights, and (b) all rights to all rights to sue for any past, present or future infringement of any of the foregoing rights and the right to all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing rights, including without limitation damages for past, present or future infringement thereof.

“Inventions” means novel devices, processes, compositions of matter, methods, techniques, observations, discoveries, apparatuses, designs, expressions, theories and ideas, whether or not patentable, including Copyrights, Software and Trade Secrets.

“Inventory” means all supplies, material, parts and other inventories (including raw material, work-in process and finished goods) of Seller which is used in the operation of the Business or is held for sale or resale in the operation of the Business regardless of where located.

“Know-How” means scientific, engineering, financial, marketing, practical or other knowledge or experience useful in the operation of the Business.

“Knowledge” An individual will be deemed to have “Knowledge” of a particular fact or other matter if that individual is actually aware of that fact or matter.

Seller will be deemed to have “Knowledge” of a particular fact or other matter if John Caezza, David Woodle, William Hanelly, George Pugliese, Peter Wolff, Mark Talbot, Scott Ripa, Larry Richards, Thomas Bloom, Timothy Gropp or George M. Savereno has Knowledge of that fact or other matter.

Buyer will be deemed to have “Knowledge” of a particular fact or other matter if Richard Dellacanonica or Sean Mack has Knowledge of that fact or other matter.

“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction, decree or other provision having the force or effect of law enacted, issued, promulgated, enforced or entered by a Governmental Entity.

“Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“License Agreement” has the meaning set forth in Section 2.6(a)(iv).

“Licensed Intellectual Property” means any Intellectual Property licensed to Seller that is used in or necessary to the conduct of the Business.

“Liens” means mortgages, deeds of trust, liens, security interests, pledges, easements, rights of first refusal, options, restrictions or encumbrances or charges of any kind.

“Loss” means any and all losses, liabilities, damages, penalties, obligations, awards, fines, deficiencies, interest, suits, actions, causes of action, Proceedings, hearings, investigations, charges, complaints, demands, claims injunctions, judgments, orders, decrees, rulings, amounts paid in settlement, Taxes, Liens, expenses, and fees (including third party claims, whether or not meritorious), costs and expenses whatsoever (including reasonable attorneys’, accountants’ and environmental consultants’ fees and disbursements).

“Material Adverse Effect” means any effect, event or change that, individually or in the aggregate, would be (or could reasonably be expected to be) materially adverse to the Business or the Assets, taken as a whole, or to the ability of Seller to consummate timely the Transactions (regardless of whether or not such adverse effect or change can be cured or whether Buyer has knowledge of such effect or change on the date hereof); provided, that any effect due to (i) changes in the United States or foreign economies in general, (ii) changes in Seller’s industry in general and not specifically relating to Seller and (iii) the execution of this Agreement (including the identity of the Buyer) and the consummation of the Transactions contemplated by this Agreement shall be deemed not to have a Material Adverse Effect.

“Measurement Period” means each three (3) month period of the first twenty-four (24) months of the Earnout Period and the last month of the Earnout Period.

“Ordinary Course of Business” means the conduct of the Business in accordance with the normal day-to-day customs, practices and procedures of Seller, as applicable, consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Intellectual Property” means Intellectual Property that is used in or necessary to the conduct of the Business as presently conducted in which Seller has or purports to have an ownership interest.

“Patents” means and includes all domestic and foreign patents (including certificates of invention and other patent equivalents), provisional applications, patent applications and patents issuing therefrom, as well as any division, continuation or continuation in part, reissue, extension, reexamination certification, revival or renewal of any patent, and all Inventions and subject matter related to such patents and patent applications, in any and all forms.

“Permitted Liens” means: (i) mechanics’, carriers’, workmen’s, repairmen’s or other similar common law or statutory Liens arising or incurred in the Ordinary Course of Business of Seller and which would not materially impair Seller or any of its assets or properties, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, the payments under which contracts and leases are current and are not past due, (iii) Liens for Taxes that are not yet due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings;

“Person” means and includes an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Entity (or any department, agency or political subdivision thereof) or other entity.

“Primarily” means used for the specified purpose to a greater extent than for any other purpose.

“Proceeding” means any action, suit, claim, litigation, investigation, hearing or proceeding before any Governmental Entity or arbitrator.

“Product Line” means all of the products in Seller’s digital video transport (DV6000) product line, including the DV6000 Universal Digital Transport products, the DV6300 Single Channel Transport System, the DV6408 Tributary Access System, the DV6444 Interface Gateway System, and the IMI-9000 - Information and Monitoring System.

“Proposal” means a bid, quote or offer to sell any product in the Product Line.

“Related Documents” means each of the certificates, documents or agreements to be executed in connection with the Transactions.

“Returns” means, collectively, returns, declarations of estimated Tax, Tax reports, claims for refunds, information returns and statements relating to any Taxes with respect to any income, assets or operations of Seller, including any schedule or attachment thereto and any amendment thereof.

“Software” means all versions of all software (including software programs, software tools, objects, modules, routines, algorithms and code, in both source code, object code and executable form), machine readable databases and compilations, data structures and all data and collections of data and all content on internet sites owned by or licensed to Seller and all derivative works of any of such software.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person (or any Subsidiary of such Person).

“Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax” or “Taxes” means, with respect to any Person, all income taxes (including any tax on or based upon net income, gross income, or income as specially defined, or earnings, profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment or windfall profits taxes, alternative or add-in minimum taxes, customs duties or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority on such Person.

“Trade Secrets” means any formula, design, device or compilation, or other information which is used or held for use by Seller in the Business, which gives the holder thereof an advantage or opportunity for advantage over competitors which do not have or use the same, and which is not generally known by the public. Trade Secrets can include, by way of example, formulas, market surveys, market research studies, customer lists, information contained on drawings and other documents and information relating to research, development or testing.

“Trademarks” means and includes all domestic and foreign trademarks, trade dress, service marks, trade names, icons, logos, slogans and other indicia of source or sponsorship of goods and services, designs and logotypes related to the above, in any and all forms, and all trademark registrations and applications for registration related to such trademarks (including, but not limited to, intent-to-use applications).

“Transactions” means the transactions contemplated by this Agreement and the Related Documents.

1.2 Other Capitalized Terms. Other capitalized terms shall have the meaning ascribed to such terms herein.

ARTICLE II

SALE AND TRANSFER OF ASSETS; CLOSING

2.1 Assets to be Sold. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Liens other than Permitted Liens, all of Seller’s right, title and interest in and to the following property and assets of Seller used in the Business (but excluding the Excluded Assets):

(a) all Tangible Personal Property set forth on Schedule 2.1(a);

(b) all Inventories set forth on Schedule 2.1(b);

(c) those Seller Contracts (including related customer purchase orders and Seller purchase orders to suppliers) set forth on Schedule 2.1(c);

(d) all customer Proposals for products in the Product Line set forth on Schedule 2.1(d);

(e) all data and records related Primarily to the Business, including client and customer lists and records, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, product designs, drawings, and schematics, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records and other records set forth on Schedule 2.1(e);

(f) those intangible rights and property of Seller licensed to Buyer pursuant to the License Agreement and all of the other intangible rights and property of Seller Primarily relating to the Business, including Seller’s Intellectual Property assets, Intellectual Property Rights, going concern value and goodwill and Trademarks Primarily related to the Product Line (other than the C-COR name and other Excluded Assets) and those items set forth on Schedule 2.1(f) (the “Intellectual Property Assets”);

(g) all insurance benefits, including rights and proceeds, arising from or relating to the Assets (as defined below) or the Assumed Liabilities prior to the Effective Time, unless expended in accordance with this Agreement;

(h) all claims of Seller against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or non-contingent, including all such claims set forth on Schedule 2.1(h);

(i) a pro rata portion of all rights of Seller relating to deposits (i.e., the amount of any such deposits which has not been earned by Seller prior to Closing), all prepaid expenses, and all claims for refunds and rights to offset in respect of the Business that are not excluded under Section 2.2(f);

(j) other than the accounts receivable for the Excluded Orders and customer orders where the goods are shipped but not invoiced, any accounts receivable arising from the Business which Seller has not actually earned prior to the Closing Date, including accounts receivable for services not yet performed; and

(k) miscellaneous manufacturing tools and supplies, and all other assets and personal properties of Seller used Primarily in the Business and necessary for the manufacture, maintenance, support and sustaining engineering of the Product Line.

All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Assets.”

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4.

2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:

(a) all assets and properties of Seller that are not Primarily used in the Business or other assets of the Seller which are used in the Business and are specifically set forth in Schedule 2.2(a);

(b) the “C-COR” name and “C-COR” trademark, the “www.c-cor.com” internet domain name, and the other Intellectual Property assets of Seller that are not Primarily used in the Business, or those that are used in the Business which are specifically set forth in Schedule 2.2(b);

(c) all insurance policies and rights thereunder (except to the extent specified in Section 2.1(g));

(d) all of Seller’s Contracts except those set forth on Schedule 2.1(c);

(e) all personnel records and other records of Seller including records for employees working on the Product Line;

(f) all claims for refund of Taxes and other governmental charges of whatever nature;

(g) all rights in connection with, and assets of, all employee benefit plans, agreements or arrangements maintained or contributed to by Seller, including (i) “employee benefit plans” (as defined in Section 3(3) of ERISA) (ii) current or deferred compensation, pension, profit sharing, retirement, vacation, bonus or severance plans or programs or other fringe benefit plans or programs, and (iii) medical, hospital, accident, disability, insurance or death benefit plans;

(h) all cash, cash equivalents and short-term investments;

(i) those customer purchase orders and repair orders specifically set forth on Schedule 2.2(i) (the “Excluded Orders”);

(j) all trade accounts receivable arising from the Business which were earned prior to the Closing Date; and

(k) all rights of Seller under the Agreement and the Related Documents.

2.3 Purchase Price; Earnout Payments.

(a) The Purchase Price to be paid by the Buyer to Seller for the Assets shall be:

(i) an aggregate amount of $4,000,000 in cash (the “Initial Payment Amount”), payable in the following manner:

(A) the $100,000 deposit paid by Buyer to C-COR in January 2006 shall be applied towards the Initial Payment Amount;

(B) $3,300,000 shall be payable at the Closing; and

(C) the remaining $600,000 shall be payable in three (3) installments of $200,000 each (the “Initial Payment Amount Installments”), with the first Initial Payment Amount Installment due and payable 90 days after the Closing Date (as defined in Section 2.5), the second Initial Payment Amount Installment due and payable 180 days after the Closing Date, and the third and final Initial Payment Amount Installment due and payable 270 days after the Closing Date and

(ii) the Earnout Payment (as defined below), if any, payable in the manner specified in Section 2.3(b) of this Agreement.

(b) For purposes of this Agreement, the “Earnout Period” shall be the twenty-five (25) month period beginning on the Closing Date. Buyer shall pay contingent cash consideration to Seller (the “Earnout Payment”) based on the gross revenue recognized (net of rebates, chargebacks and returns) (the “Product Line Net Revenue Recognized”) in excess of $12,000,000 on the sale of products of the Product Line (which shall include sales to Seller of finished hardware products in the Product Line, but shall exclude sales to Seller of all other Inventory) recorded during the Earnout Period and for which Buyer receives payment within one hundred twenty (120) days after the last day of the Earnout Period.

(i) On or before forty-five (45) days following the end of each Measurement Period, Buyer shall deliver to C-COR a statement of the Earnout Payment due for such Measurement Period (“Earn-Out Payment Calculation”), which statement shall be accompanied by supporting documentation including information related to revenue recognition for that Measurement Period based on sales of the Product Line. The Earnout Amount shall be eight percent (8%) of the Product Line Net Revenue Recognized for such Measurement Period; provided, however, that no Earnout Payment shall be payable until the total Product Line Net Revenue Recognized during the Earnout Period exceeds $12,000,000, and then only the amount of Product Line Net Revenue Recognized in excess of $12,000,000 shall be considered for purposes of calculating the Earnout Payment. A copy of Buyer’s policy for revenue recognition is set forth in Schedule 2.3(b).

(ii) In the event C-COR in good faith disputes any Earn-Out Payment Calculation, then C-COR shall deliver a written notice of dispute to Buyer setting forth in detail the nature of the dispute within ten (10) days after receipt of the Earn-Out Payment Calculation (“Earn-Out Dispute Notice”). C-COR and Buyer shall negotiate in good faith to resolve such dispute within thirty (30) days after delivery of the Earn-Out Dispute Notice. During such thirty (30) day period, C-COR shall (on a confidential basis) have access to a copy of the records of Buyer necessary to verify the Earn-Out Payment Calculation. Buyer shall provide such copy within five (5) business days after receiving a request from C-COR. If the parties cannot resolve such dispute within such thirty (30) day period, then they shall submit such dispute to arbitration pursuant to provisions of Section 7.6. In the event that C-COR fails to deliver the Earn-Out

Dispute Notice within the ten (10) day time period set forth in this subsection, the Earn-Out Payment Calculation shall be deemed final and conclusive. In the event that C-COR does deliver an Earn-Out Dispute Notice, Buyer shall pay to C-COR on or before ten (10) days following the resolution of the Earn-Out Dispute, the Earn-Out Payment agreed to by the parties or specified by the arbitrators, as applicable.

(iii) In the event that C-COR does not deliver an Earn-Out Dispute Notice, Buyer shall pay to C-COR on or before sixty (60) days following the end of the Measurement Period covered by the Earn-Out Payment Calculation, the Earn-Out Payment reflected thereon, if any; provided, that with respect to the last month during the Earnout Period, Buyer shall pay the Earn-Out Payment on or before one hundred and twenty (120) days following the end of the last month of the Measurement Period.

(iv) Notwithstanding the foregoing, within one hundred fifty (150) days following the last day of the Earnout Period, Buyer shall provide to C-COR a report (the “Recalculation Report”) which (A) shows a recalculation of the total Earnout Payment for the entire Earnout Period to reflect adjustments to the amount of revenue recognized during the Earnout Period, taking into account shipments as to which Buyer did not receive payment within one hundred twenty (120) days following the last day of the Earnout Period, and rebates, chargebacks, and returns that Buyer had not taken into account with respect to any prior calculation of the Earnout Payment, and (B) the amount, if any, by which the Earnout Payment made by Buyer exceeds the Earnout Payment Buyer owes C-COR (taking into account the recalculation of Earnout Payment amount). In the event C-COR in good faith disputes the amount of the recalculated Earnout Payment set forth in the Recalculation Report, then C-COR shall deliver a written notice of dispute to Buyer setting forth in detail the nature of the dispute within ten (10) days after receipt of the Recalculation Report. If C-COR sends such a notice, then C-COR and Buyer shall negotiate in good faith to resolve such dispute within thirty (30) days after delivery of such notice. During such thirty (30) day period, C-COR shall (on a confidential basis) have access to a copy of the records of Buyer necessary to verify the Earn-Out Payment Calculation. Buyer shall provide such copy within five (5) business days after receiving a request from C-COR. If the parties cannot resolve such dispute within such thirty (30) day period, then they shall submit such dispute to arbitration pursuant to provisions of Section 7.6. In the event that C-COR fails to deliver such notice within the ten (10) day time period set forth in this subsection, the recalculation of the Earnout Payment amount set forth in the Recalculation Report shall be deemed final and conclusive. In the event that C-COR does deliver such a notice, C-COR shall pay to Buyer on or before ten (10) days following the resolution of such dispute, the amount agreed to by the parties or specified by the arbitrators, as applicable. In the event that C-COR does not deliver a notice described in this subsection, C-COR shall pay to Buyer on or before thirty (30) days following the receipt of the Recalculation Report, the amount reflected therein.

(v) Buyer shall make all shipments of Product Line products in good faith in the ordinary course of its business during the Earnout Period, and such shipments shall be made pursuant to Buyer’s standard terms and conditions, including its standard payment terms (which shall not exceed net 60 days).

(c) Notwithstanding anything to the contrary contained herein, payment of the Earnout Payment and of the Initial Payment Amount Installments shall be subject to the terms and conditions of this Section 2.3(c).

(i) If, as of the applicable date a payment of Earnout Payment or of the Initial Payment Amount Installment is due and payable (each, a “Payment Due Date”), Buyer has not been fully repaid for the amount of Losses (as defined in Section 7.2(a)) for which Seller shall have been finally determined to be obligated to indemnify the Buyer pursuant to Article VII hereof, then the Buyer shall have the right to set-off the amount of such unpaid Losses from any payment of the Earnout Payment or the Initial Payment Amount Installment. In the event that, on or before an applicable Payment Due Date, the Buyer shall have delivered to Seller one or more Claim Notices (as defined in Section 7.3(a)) with respect to any claims for indemnification pursuant to Article VII hereof that have not been fully resolved as of such Payment Due Date, the Buyer shall be entitled to retain some or all of the applicable Earnout Payment or the Initial Payment Amount Installment then due (in an amount not to exceed the aggregate Claimed Amount (as defined in Section 7.3(a)) specified in such unresolved Claim Notice(s)) until such matters have been fully resolved in accordance with Article VII hereof. Within thirty (30) days of the resolution of such matters in accordance with Article VII hereof, the Buyer shall be obligated to distribute to Seller only that portion of the retained Earnout Payment or the Initial Payment Amount Installment that exceeds the amount owed to Buyer in accordance with such resolution.

(ii) If within two years from the Closing, Buyer determines that there is any capital equipment necessary to operate the Business in the Ordinary Course of Business, and that Seller used in the operation of the Business in the twelve (12) months preceding the Closing as specifically identified in Seller’s test procedures for the Product Line or in the design verification test plan document for the Product Line, and in either case such capital equipment is not delivered to Buyer at Closing, then Buyer shall send Seller notice of the missing capital equipment. Seller shall have ten (10) days to deliver such missing capital equipment to Buyer. If Seller fails to deliver the missing capital equipment within such ten (10) day period, then Buyer shall have the right to set-off (on a dollar-for-dollar basis) against any payment of the Earnout Payment or Initial Payment Amount Installments, the total amount of the replacement cost to Buyer of any such capital equipment.

(d) During the Earnout Period, Buyer shall operate the Business in the manner substantially similar to the manner that Buyer operates its business for other comparable products.

2.4 Liabilities.

(a) Buyer shall not assume or pay or discharge any liability or obligation of Seller (including those liabilities related to the Business), whether known or unknown, contingent or otherwise, or assume, observe or perform the terms of any agreement or contract of Seller (including those related to the Business) unless the liability or contract of Seller is specifically set forth below in Section 2.4(b), or is otherwise specifically assumed in writing by Buyer. Without limiting the generality of the foregoing, it is specifically understood and agreed that Buyer shall not assume or agree to pay or discharge (i) payables incurred by Seller prior to the

Closing; and (ii) liabilities for any federal, state, or local income, property, employment, sales, use or other tax of Seller (including such taxes relating to operation of the Business prior to the Closing Date). In no event shall Buyer be responsible for collecting any of Seller’s accounts receivable; provided that if Buyer receives any of Seller’s accounts receivable it shall promptly remit such accounts receivable to Seller.

(b) On the Closing Date, Buyer shall assume and agree to pay, perform or otherwise discharge, in accordance with its terms and subject to the respective conditions thereof, (i) all of the liabilities of C-COR to the extent reflected on Schedule 2.4, (ii) all of the liabilities arising after Closing from the contracts set forth on Schedule 2.1(c) and the Proposals set forth on Schedule 2.1(d), (iii) all warranty and customer care obligations associated with the Product Line for those customers and products specifically set forth on Schedule 2.4, pursuant to C-COR’s standard product warranty or extended warranty; (iv) the accrued paid time off (PTO) set forth on Schedule 2.4 for C-COR employees that work on the Product Line that are hired by Buyer as employees after the Closing Date, by recording in its payroll records for such employees the amount of the PTO accrued with Seller, unless prohibited or restricted by applicable law or unless Seller pays such employees for their accrued PTO; (v) obligations to TVC Canada set forth on Schedule 2.4, including to the extent necessary, the repurchase of inventory of the Product Line held by TVC Canada; and (vi) supplier purchase orders set forth on Schedule 2.4 to the extent they include open commitments for materials related to the Product Line.

All of the liabilities to be transferred to Buyer hereunder are herein referred to collectively as the “Assumed Liabilities.”

2.5 Closing. The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Buyer at 330 Codman Hill Road, Boxborough, Massachusetts 01719, or at such other place as shall be mutually agreed to by the parties hereto, contemporaneously with the execution and delivery of this Agreement and Related Documents by the parties. The date on which the Closing is consummated shall be on the date hereof and shall be referred to herein as the “Closing Date”.

2.6 Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) Seller shall deliver to Buyer:

(i) a bill of sale for all of the Assets that are Tangible Personal Property in the form of Exhibit A (the “Bill of Sale”) executed by Seller;

(ii) an assignment of all of the Assets that are intangible personal property and assumption of the Assumed Liabilities in the form of Exhibit B (the “Assignment Agreement”) executed by Seller;

(iii) assignments of the Intellectual Property Assets and separate assignments of all registered Marks, Patents and Copyrights of Seller included therein in accordance with this Agreement in the form of Exhibit C (the “IP Assignment Agreement”) executed by Seller;

(iv) a license and sublicense agreement in the form of Exhibit D (the “License Agreement”) executed by Seller and any necessary third party granting to Buyer the exclusive, royalty-free, perpetual and fully-paid-up license and right to use certain Intellectual Property of Seller which Buyer is not acquiring from Seller pursuant to this Agreement, but which is used or has been used by Seller in the Business and granting to Seller a non-exclusive, royalty-free, perpetual and fully-paid-up license and right to use certain Intellectual Property of Seller which Buyer is acquiring from Seller pursuant to this Agreement;

(v) an occupancy agreement in the form of Exhibit E (the “Occupancy Agreement”), executed by C-COR, pursuant to which Buyer shall occupy a portion of C-COR’s premises located at 15 Sterling Drive, Wallingford, Connecticut at no cost for up to sixty (60) days;

(vi) a services agreement in the form of Exhibit F (the “Services Agreement”), executed by C-COR, pursuant to which C-COR shall provide certain manufacturing services and other services to Buyer;

(vii) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;

(viii) non-competition agreement restricting Seller from engaging in competition with Buyer or its Affiliates for a period not less than three (3) years, in the form of Exhibit G, executed by Seller (the “Non-Competition Agreement”);

(ix) a certificate executed by Seller as to the accuracy of Seller’s representations and warranties as of the Closing Date and as to their compliance with and performance of Seller’s covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 6.1; and

(x) a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, certifying and attaching all requisite resolutions or actions of Seller’s board of directors approving the execution and delivery of this Agreement and the consummation of the Transactions and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Transactions.

(b) Buyer shall deliver to Seller:

(i) $3,300,000 of the Initial Payment Amount, by wire transfer to an account specified by Seller in writing;

(ii) the Bill of Sale executed by Buyer;

(iii) the Assignment Agreement executed by Buyer;

(iv) the IP Assignment Agreement executed by Buyer;

(v) the License Agreement executed by Buyer;

(vi) the Occupancy Agreement executed by Buyer;

(vii) the Services Agreement executed by Buyer;

(viii) the Non-Competition Agreement executed by Buyer;

(ix) a certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of the Closing Date and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 6.2;

(x) a certificate of the President of Buyer certifying, as complete and accurate as of the Closing, certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Transactions; and

(xi) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Seller, each in form and substance satisfactory to Seller and its legal counsel and executed by Buyer.

2.7 Consents.

(a) Schedule 2.7 sets forth the third party consents necessary for the assignment and transfer of Seller Contracts to Buyer or otherwise necessary for the consummation of the transactions contemplated in this Agreement and the Related Documents, including whether such consent is material (each, a “Material Consent”) or non-material (each, a “Nonmaterial Consent”). If any of the Material Consents or Nonmaterial Consents have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Seller Contract as to which such Material Consents or Nonmaterial Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Contracts”), Buyer (in its sole discretion) may waive the closing conditions as to any such Material Consent or Nonmaterial Consents and either:

(i) elect to have Seller continue its efforts to obtain the Material Consents and Nonmaterial Consents; or

(ii) elect to have Seller retain that Restricted Contract and all Liabilities arising therefrom or relating thereto.

(b) If Buyer elects to have Seller continue its efforts to obtain any Material Consents and the Closing occurs, notwithstanding Sections 2.1 and 2.4, neither this Agreement nor the Assignment Agreement nor any other document related to the consummation of the Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Contracts, and following the Closing, the parties shall use their best efforts, and cooperate with each other, to obtain the Material Consent relating to each Restricted Contract requiring Material Consent, and at Buyer’s request the Nonmaterial Consent to each Restricted Contract requiring a Nonmaterial Consent, as quickly as practicable. Pending the obtaining of such Material Consents or

Nonmaterial Consent (as the case may be) relating to any Restricted Contract, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use as well as all obligations of the Restricted Contract for its term (or any right or benefit or obligation arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereunder). Once a Material Consent or Nonmaterial Consent (as the case may be) for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Contract is obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Contract to Buyer, and Buyer shall assume the obligations under such Restricted Contract assigned to Buyer from and after the date of assignment to Buyer pursuant to a special-purpose assignment agreement substantially similar in terms to those of the Assignment Agreement (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer).

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Seller represents and warrants to Buyer that the statements contained in this Article III are correct and complete as of the date hereof and will be correct and complete as of the Closing Date, except as set forth in the various schedules attached hereto as Exhibit H (collectively, the “Schedules”); the numbering of the Schedules shall correspond to the numbered Sections contained in this Article III. Any items set forth on the Schedules shall only modify those representations and warranties specifically noted with a cross reference to the appropriate Section hereof or as to which applicability of such information to such other representation or warranty is clear on the face of the Schedules.

3.1 Organization, Standing, Qualification and Power. C-COR is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and BRC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted. Seller is duly qualified and in good standing to do business in each jurisdiction in which such qualification is necessary because of the nature of its assets or properties or the business conducted by it, except where the failure to be so qualified would not (i) have a Material Adverse Effect on the business, operations, properties, financial condition or results of operations of Buyer or (ii) prohibit or delay Buyer from consummating the Transactions. Seller has all corporate authority and all licenses, permits, operating authority, regulatory approvals and authorizations necessary to own and use its properties and to carry on the businesses that Seller is currently conducting.

3.2 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the Governing Documents of C-COR or BRC, (ii) result in any violation of any applicable Law, or (iii) subject to the receipt of any consents of persons described in Section 2.7, violate or result in a breach of or constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or to a loss of any benefit to which Seller is entitled under any provision of any contract, agreement or other instrument binding upon Seller (or result in the imposition of any Lien upon any of Seller’s assets), except where the failure of compliance would not individually or in the aggregate have a Material Adverse Effect. No notice, filing, consent, approval, license, permit, order, qualification or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any other Person is required for or in connection with the execution and delivery of this Agreement and each other Related Document, and the consummation of the Transactions, except where the failure of compliance would not individually or in the aggregate have a Material Adverse Effect on or delay the ability of Seller to consummate the Transactions.

3.3 Financial Information. Schedule 3.3 contains correct and complete copies of the following financial information: (i) historical revenue reports for the Business for the last three (3) fiscal years and for the period June 25, 2005 through February 17, 2006; (ii) inventory listings for the Business as of the Closing Date, including the gross amount of inventory, the excess and obsolete reserve based on MRP demand as of December 20, 2005, and the net inventory; and (iii) warranty accruals for the Business as of February 17, 2006 (the “Financial Information”). The Financial Information has been prepared from the books and records of Seller in accordance with GAAP consistently applied, is correct and complete as of the respective dates set forth above, and there has not been any material change in such Financial Information.

3.4 Absence of Changes or Events. Except as set forth on Schedule 3.4, since January 11, 2006:

(a) Seller has (i) conducted the Business only in the Ordinary Course of Business and (ii) operated the Business in accordance with past practices;

(b) except for sales of goods and services in the Ordinary Course of Business, there has been no sale, assignment, transfer, mortgage, pledge, encumbrance or lease of any Asset;

(c) there has been no change in accounting methods or practices or revaluation of any Asset;

(d) Seller has not suffered any damage, destruction to or loss of an Asset individually or in the aggregate in excess of $10,000;

(e) there has been no material amendment or termination of any oral or written Contract in the Business set forth in Schedule 2.1(c) to which Seller is a party or by which it is bound, except in the Ordinary Course of Business, or except as expressly contemplated thereby;

(f) in the Business, Seller has not delayed or postponed the payment of accounts payable or other liabilities or indebtedness outside the Ordinary Course of Business;

(g) Seller has not transferred, assigned or granted any license or sublicense of any rights under or with respect to any Intellectual Property being sold to Buyer hereunder outside the Ordinary Course of Business; and

(h) there has been no agreement or commitment by Seller to do any of the foregoing.

3.5 Assets. As of the date hereof, Seller has good and marketable title to all of the Assets, free and clear of all Liens other than Permitted Liens. The Assets are all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible that are necessary to operate the Business in the manner conducted by Seller prior to the Closing, including (a) producing the Product Line in the Ordinary Course of Business, (b) sustaining product engineering efforts, (c) providing sufficient back-up equipment used by Seller in the past twelve (12) months so that the operation of the Business is not materially affected in the event of equipment breakdown, repair, or maintenance in the Ordinary Course of Business, (d) meeting warranty obligations, (e) having on hand parts and accessories necessary to repair Product Line products in the Ordinary Course of Business, and (e) providing services related to the Product Line. Except as set forth in this Article III, the Assets are being sold to Buyer in “as is, where is” condition.

3.6 Real Property. Seller does not own any real property that is used in the Business.

3.7 Intellectual Property.

(a) Seller owns or is properly licensed to use all Intellectual Property used in or necessary to the conduct of the Business as presently conducted. BRC, and not C-COR, has the right to sublicense to Buyer, or assign to Buyer, all of Seller’s rights in all of the Licensed Intellectual Property used in or necessary to the conduct of the Business as presently conducted or as conducted in the past by Seller, pursuant to the license granted to Buyer pursuant to the License Agreement, and the license granted in the License Agreement provides Buyer with all rights in the Licensed Intellectual Property which Buyer needs to conduct the Business as presently conducted or as conducted in the past by Seller.

(b) Schedule 3.7(b) sets forth a true and complete list and summary description of all of the following types of Intellectual Property which are used in the Business as presently conducted: (i) Copyrights that have been filed with, or issued or registered by any Governmental Entity and in which Seller has an ownership interest; (ii) Patents that have been filed with, issued or registered by any Governmental Entity and in which Seller has an ownership interest; (iii) Trademarks that have been filed with, issued or registered by any Governmental Entity and in which Seller has an ownership interest; (iv) material unregistered Trademarks in which Seller has an ownership interest and that Seller is using or has used; and (v) Contracts to which Seller is a party which grant licenses of Intellectual Property of any other Person to Seller (other than shrinkwrap or other commercially available off-the-shelf software products licenses by Seller) (each an “Intellectual Property License”). Schedule 3.7(b) also set forth, with respect to each Patent described in (ii) above, the jurisdiction in which each such Patent is filed, the status of each Patent (i.e., provisional application, patent applications or issued patent), the due dates of maintenance fees for each such Patent and a statement regarding whether such fees due prior to Closing or due within 60 days after Closing have been timely paid in full.

(c) Except for Owned Intellectual Property acquired by Seller from a third party, all Owned Intellectual Property used in the conduct of the Business as presently conducted or as conducted in the past by Seller was entirely written and developed by employees of Seller (i) within the course and scope of their duties while employed by Seller and (ii) who have a duty of assignment to Seller or who have assigned such property to Seller, or by contractors while engaged by Seller and who have a contractual or other duty of assignment to Seller and who have assigned such property to Seller in writing. Except for rights licensed from ADC Telecommunications, Inc. (“ADC”) pursuant to the License Agreement dated August 4, 2001 between ADC and BRC, no Person other than Seller has any interest in any Owned Intellectual Property. All of the products offered by Seller in the Business as of or prior to the date hereof and currently under development (collectively, the “Products”) employ Owned Intellectual Property and Licensed Intellectual Property.

(d) Seller has taken appropriate and commercially reasonable measures to protect for its sole use and benefit the confidential and proprietary nature of Seller’s Trade Secrets. Except as set forth on Schedule 3.7(d), to the Knowledge of Seller, Seller has kept all source code of the Software that is Owned Intellectual Property and all Trade Secrets confidential.

(e) Other than as set forth on Schedule 3.7(e), in Seller’s standard form license agreement attached to Schedule 3.7(e), Seller has not granted to any Person, or obligated itself to grant to any Person, any license, option or other right in or with respect to any of the Owned Intellectual Property, whether or not requiring payment to Seller. No Person has either asserted any rights in or offered to grant Seller a license or any other right of use with respect to the Owned Intellectual Property. Seller has no obligation to compensate any Person for any development, license, use, sale, distribution or modification of any of the Owned Intellectual Property.

(f) Neither Seller nor, to the Knowledge of Seller, any other Person, is in material breach of or default under any Intellectual Property License or any other Contract or Law relating to the Owned Intellectual Property or Licensed Intellectual Property. Each Intellectual Property License to which Seller is a party is now, to the Knowledge of Seller, valid and in full force and effect.

(g) The development, license, use, sale, distribution, modification and other exploitation of the Owned Intellectual Property in the Business as currently conducted does not infringe on, or otherwise violate the rights of, any other Person, or constitute an unlawful disclosure, use or misappropriation of the right or rights of any other Person. To the Knowledge of Seller, the use of the Licensed Intellectual Property does not infringe on or otherwise violate the rights of any other Person or constitute an unlawful disclosure, use or misappropriation of the right or rights of any other Person.

(h) There is no Proceeding, petition to cancel, interference, or re-examination, or to the Knowledge of Seller, threatened, that is reasonably likely to result in any Proceeding with respect to, any of the following: (i) the Owned Intellectual Property, or (iii) any right of Seller to develop, license, use, sell, distribute, modify or otherwise exploit the Owned Intellectual Property.

(i) To the Knowledge of Seller, there is no Proceeding with respect to the right of Seller to use the Licensed Intellectual Property in accordance with its respective Intellectual Property License.

(j) Seller has not agreed to indemnify any Person against any charge of infringement or other violation with respect to any Intellectual Property, except as set forth in the terms of Seller’s standard purchase order set forth in Schedule 3.7(j) or as otherwise set forth in Schedule 3.7(j).

(k) In the course of conducting the Business, Seller has not: (i) infringed, misappropriated or otherwise violated, (ii) knowingly contributed to the infringement, misappropriation or other violation by others, or (iii) induced the infringement, misappropriation or other violation by others, of any rights to any Patents, Trademarks, Copyrights, Trade Secrets or other Intellectual Property of any Person. Seller has not received any assertion, complaint, demand or any notice whatsoever alleging any such infringement, misappropriation or other violation.

(l) To the Knowledge of Seller, no Person is infringing upon, misappropriating or otherwise violating rights in the Owned Intellectual Property. To the Knowledge of Seller, no Person has made a complaint, allegation, charge or any assertion whatsoever that any Owned Intellectual Property is invalid, unenforceable, incomplete or defective in any other way.

(m) Seller has the right, which is non-terminable and not subject to expiration or revocation, to develop, license, control, regulate the use of or otherwise exploit the Owned Intellectual Property, without any valid legal or equitable claim by, or payment or other obligation owing to, or required consent from, any Person.

(n) All material Copyrights (including Copyrights in software, product schematics, and product documentation) included in the Owned Intellectual Property are either works made “for hire” as that term is used in Title 17 of the United States Code or have been assigned to Seller pursuant to valid written assignments. The Owned Intellectual Property does not include (i) any Intellectual Property in which any Person other than Seller has or may acquire any right of ownership, control or compensation, or (ii) any Invention made by any employee of Seller at any time other than during his or her employment. None of the Owned Intellectual Property is the product of a joint invention or authorship where at least one of the inventors or authors was not an employee of Seller and was not otherwise obligated by a written contract to assign all of his or her rights therein to Seller, and all such inventors and authors validly assigned all of such rights to Seller.

(o) Seller has taken commercially reasonable measures to protect Seller’s Products from any “back door”, “time bomb”, “trojan horse”, “worm”, “drop dead device”, “virus”, “software lock” or “hardware lock” (as such terms are generally known in the computer industry) or other instructions that could disable or erase Seller’s Products.

(p) There are no errors in Seller’s Products (excluding beta versions) other than any minor “bugs” or “glitches” that are generally acceptable within industry standards or that otherwise do not materially affect the functionality of Seller’s Products.

3.8 Material Contracts.

(a) Schedule 3.8 contains a list of all contracts, agreements and commitments (whether written or oral) which are material to the Business or material to the operation of the Business to which Seller is, directly or indirectly, a party (in its own name or as a successor in interest), or by which it or any of the Assets is otherwise bound, including any service agreements, customer agreements, supplier agreements, agreements to lend or borrow money, employment agreements, agreements relating to Intellectual Property and the like which (i) involves one or more payments by Seller totaling at least $10,000, (ii) expressly limits or restricts the ability of Seller or any of its Subsidiaries or Affiliates to compete in the Business, or otherwise to conduct the Business in any manner or place, or (iii) imposes an obligation of confidentiality on Seller or its Affiliates (each, a “Material Contract”).

(b) True and complete copies of the Material Contracts, including all amendments and modifications thereto, have previously been delivered or made available to Buyer. Neither Seller nor, to the Knowledge of Seller, any other party to any of the Material Contracts (i) is in default or breach in any material respect under (nor does there exist any condition that, with notice or lapse of time or both, would cause such a breach or default under or permit termination, modification or acceleration of) any Material Contract, or (ii) has waived any material right it may have under any of the Contracts. Seller has not received any written notice that any other party to any Material Contract intends to cancel, suspend or terminate such Material Contract. Each Material Contract constitutes the legal, valid and binding obligation of Seller and, to the Knowledge of Seller, the other parties thereto. To the Knowledge of Seller, no party is required under any Material Contract to pay an amount in excess of the fair market value for goods, services or leased property or to sell goods or services at less than cost. No party has repudiated any material provision of any Contract.

3.9 Proceedings. There is no Proceeding pending or, to the Knowledge of Seller, threatened against it which would have Material Adverse Effect on the Assets or the Business, or on Seller’s ability to consummate the transactions contemplated by this Agreement and the Related Documents. Seller is not subject to the provisions of any judgment, order or decree applicable to the Assets or the Business.

3.10 Compliance with Applicable Laws. Seller is in compliance with (i) all applicable Laws pertaining to the Business, (ii) any court or administrative order or process applicable to the Business, including those of the Occupational Safety and Health Administration, Equal Employment Opportunity Commission, and National Labor Relations Board, and (iii) the terms of the Permits, other than those failures to be in compliance which would not have a Material Adverse Effect.

3.11 Environmental Matters.

(a) Each of Seller and its predecessors and Affiliates has complied and is in compliance with all Environmental Laws related to the Assets and the Business.

(b) Without limiting the generality of the foregoing, each of Seller and its Affiliates holds, has complied with, and is in compliance with, all Permits that are required pursuant to

Environmental Laws for the occupation of its facilities and the operation of its Business; a list of all such Permits is set forth on Schedule 3.11(b).

(c) Neither Seller nor to Seller’s Knowledge, its predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities, arising under Environmental Laws (of any kind or nature and whether accrued, absolute, contingent, unliquidated or otherwise), regarding the facilities at which Seller operates the Business, including any investigatory, remedial or corrective obligations, relating to any of them or its facilities.

(d) To the Knowledge of Seller, none of the following exists at any property or facility owned or operated by Seller which is used in the Business: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas.

(e) None of Seller or its predecessors or Affiliates has, in the course of operating the Business, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended or any other Environmental Law.

(f) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup.

(g) Neither Seller nor any of its predecessors or Affiliates has, either expressly or by operation of law, assumed or undertaken any liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.

3.12 Brokers. No agent, broker, investment banker or other firm or Person engaged by or acting on behalf of Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions.

3.13 Inventory. All Inventory in Schedule 2.1(b) consists of items fit for the purpose for which they were procured or manufactured. The Inventory in Schedule 2.1(b) is of a quantity and quality historically useable and/or saleable in the Ordinary Course of Business, except for items of obsolete and excess material and materials which are below standard quality, all of which have been written down in the Financial Information to estimated net realizable value in accordance with Seller’s reasonable and customary business practices.

3.14 Insurance. Seller currently maintains in full force and effect, and has maintained continuously during the past three years, all insurance policies that are required or customarily maintained for the conduct of the Business or the ownership of the Assets, including workers compensation, and property and casualty insurance.

3.15 Bankruptcy. Seller has never filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee was appointed in a voluntary or involuntary proceeding, and as of the Closing Date, Seller has no intention to take any of the foregoing actions.

3.16 Customers. Schedule 3.16 provides a listing of the gross revenue recognized in accordance with generally accepted accounting principles from the ten (10) largest customers of the Business over each of the last three (3) fiscal years. Since January 11, 2006, (i) none of the customers listed on Schedule 3.16 has given notice (whether written or verbal) to Seller of the termination of, or of the intent to terminate, its business relationship with Seller and (ii) Seller has not received any material complaints from its clients concerning Seller’s products or services.

3.17 Product Warranties. To the Knowledge of Seller, each product of the Business sold, leased, or delivered by Seller has been in conformity with all applicable contractual commitments and all express and implied warranties. There is no claim against Seller and Seller has no liability of any kind or nature for replacement or repair thereof or other damages in connection therewith, subject only to product warranty claims in the Ordinary Course of Business. No product sold, leased, or delivered by Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease, other than those nonstandard guaranties, warranties or indemnities set forth in Schedule 3.17. Schedule 3.17 includes copies of the standard terms and conditions of sale or lease for Seller (containing applicable guaranty, warranty, and indemnity provisions).

3.18 Product Liability. To the Knowledge of Seller, Seller does not have any liability of any kind or nature arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product of the Business sold, leased, or delivered by Seller.

3.19 Disclosure. To Seller’s Knowledge, the representations and warranties of Seller contained in this Agreement and the certificates, schedules or exhibits prepared and furnished pursuant hereto do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information made therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

4.1 Organization, Standing, Qualification and Power. Buyer is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted. Buyer is duly qualified and in good standing to do business in each jurisdiction in which such qualification is necessary because of the nature of its assets or properties or the business conducted by it, except where the failure to be so qualified would not (i) have a material adverse effect on the business, operations, properties, financial condition or results of operations of Buyer or (ii) prohibit or delay Buyer from consummating the Transactions.

4.2 Authority; Execution and Delivery; and Enforceability. Buyer has all corporate power and authority to execute this Agreement and the Related Documents to which it is, or is specified to be, a party and to consummate the Transactions. The execution and delivery by Buyer of this Agreement and the Related Documents and the consummation of the Transactions have been or, prior to the Closing, will be duly authorized by all necessary corporate action on the part of Buyer. Buyer has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Related Document to which it is, or is specified to be, a party, and this Agreement constitutes, and each Related Document to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

4.3 No Conflicts; Consent. The execution, delivery and performance by Buyer of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the Governing Documents of Buyer, (ii) result in any violation of any applicable Law, or (iii) violate or result in a breach of or constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any contract, agreement or other instrument binding upon Buyer (or result in the imposition of any Lien upon any of Buyer’s assets), except where the failure of compliance would not individually or in the aggregate have a material adverse effect. No notice, filing, consent, approval, license, permit, order, qualification or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any other Person is required for or in connection with the execution and delivery of this Agreement and each other Related Document, and the consummation of the Transactions, except where the failure of compliance would not individually or in the aggregate have a material adverse effect on or delay the ability of Buyer to consummate the Transactions.

4.4 Brokers. Except for Silverwood Partners, LLC (for which Buyer shall be responsible for a commission upon the consummation of the Transaction), no agent, broker, investment banker or other firm or Person engaged by or acting on behalf of Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions.

4.5 Litigation. There are no actions, suits, proceedings or governmental investigations pending or, to Buyer’s Knowledge, threatened against Buyer with respect to any of the Transactions.

ARTICLE V

COVENANTS AND AGREEMENTS

5.1 Publicity. No public release or announcement concerning the Transactions shall be issued by either party without the prior written consent of the other party; provided, that, either party shall be permitted to issue a release or announcement which is required by law after first providing the other party a reasonable opportunity to review and comment.

5.2 Payment of Liabilities. Buyer and Seller hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) (“Bulk Sales Law”) in connection with the Transactions.

5.3 Employees and Employee Benefits.

(a) Information on Active Employees. For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed on the Closing Date by C-COR who are primarily employed in the Business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

(b) Employment of Active Employees by Buyer.

(i) Buyer is not obligated to hire any Active Employee but may interview all Active Employees. Effective immediately before the Closing, C-COR shall terminate the employment of all of its Active Employees that Buyer has given or intends to give an employment offer, a list of which is set forth on Schedule 5.3(b)(i) (the “Hired Active Employees”), subject to the requirements of the WARN Act.

(ii) Neither Seller nor its Affiliates shall solicit the continued employment of any Hired Active Employee (unless and until Buyer has informed Seller in writing that the particular Hired Active Employee will not receive any employment offer from Buyer, Hired Active Employee’s employment or contract relationship is terminated by Buyer after hire, or Buyer approves re-hire of Hired Active Employee by Seller still in writing) for a period of one (1) year after the Closing.

(iii) Neither Buyer nor its Affiliates shall solicit the continued employment of any employee of Seller other than a Hired Active Employee (unless and until such employee’s employment or contract relationship is terminated by Seller or Seller approves the hiring of such employee by Buyer in writing) for a period of one (1) year after the Closing.

(c) Salaries and Benefits.

(i) Seller shall be responsible for all employment-related obligations to Hired Active Employees through the close of business on the Closing Date, (provided, that Buyer shall assume Seller’s PTO liability to Hired Active Employees by recording in its payroll records for such employees the amount of the PTO accrued with Seller), including the payment of all wages and other remuneration due, the payment of any termination or severance payments and any and all payments to employees required under the WARN Act or any applicable state law. Seller shall offer the Hired Active Employees and their qualified beneficiaries the opportunity to elect COBRA continuation coverage (within the meaning of Sections 601 through 608 of ERISA) under Seller’s group health plan.

(ii) For purposes of any length of service requirements, waiting periods, vesting periods or differential benefits based on length of service in any employee welfare benefit plan or employee pension or retirement benefit plan of Buyer for which a Hired Active Employee may be eligible after the Closing Date, Buyer shall ensure that service by such Hired Active Employee with Seller shall be deemed to have been service with Buyer. Buyer shall ensure that all Hired Active Employees and their dependents shall be eligible for coverage immediately after the Closing Date under the group health plan or plans in which similarly situated employees of Buyer are generally eligible to participate. Buyer shall not provide financial incentives for Hired Active Employees to choose COBRA continuation coverage instead of coverage under Buyer’s own group health plan.

(d) Tax Reporting and Allocation of Consideration. Buyer and Seller shall cooperate in the preparation of IRS Form 8594 for timely filing in each of their respective federal income tax Returns and any applicable foreign, state or local Returns in accordance with a written statement (the “Statement of Allocation”) setting forth an allocation of the Initial Payment Amount and the liabilities assumed by Buyer under Section 2.4 among the Assets, the Non-Competition Agreement and any other tangible and intangible property of the Business conveyed under this Agreement in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder. Within 30 days of the Closing, Seller shall prepare and deliver to Buyer a proposed Statement of Allocation. If Buyer approves the Statement of Allocation on or before Closing, then, unless otherwise prohibited by law, all foreign, federal, state and local income Returns of Buyer and Seller shall be filed consistently with the allocations made pursuant to the Statement of Allocation. If Buyer does not approve the Statement of Allocation, Buyer and Seller shall make good faith efforts to agree on the allocation of the consideration after Closing. If Buyer and Seller, after good faith negotiations, cannot agree on the allocation of the consideration within 120 days following the Closing Date, then no Statement of Allocation shall be prepared, and each party shall prepare and file its Returns in accordance with its own allocations. In the event there is an increase or decrease in the consideration paid by Buyer to Seller under this Agreement (including but not limited to the payment of an Earnout Payment), Seller and Buyer shall timely file supplemental IRS Forms 8594 as and when required by the applicable Treasury Regulations, in which any increase in consideration is allocated to goodwill and any decrease in consideration is allocated in accordance with any agreement made by the parties in connection with such decrease (or, if no such agreement is reached, as each party may determine).

(e) Wage Withholding and Payroll Taxes. Seller and Buyer acknowledge and agree that (x) Seller will be responsible for and perform all tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Seller to any employees of the Product Line in connection with the operation of the Business prior to the Closing; and (y) Buyer will be responsible for and perform all tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Buyer to any employees of the Product Line in connection with the operation of the Business after the Closing. Seller and Buyer agree to follow the Standard Procedure specified in Section 4 of Rev. Proc. 96-60, 1996-2 Cum. Bull. 399, whereby, among other things, each will be responsible for the reporting duties with respect to its own wages and compensation paid to employees in connection with the operation of the Business.

5.4 Post-Closing Covenants. The parties agree as follows with respect to the period following the Closing.

(a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents confirming or protecting Buyer’s ownership of and right, title, and interest in the Assets, and obtaining and maintaining Intellectual Property which are a part of the Assets) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article VII below).

(b) Support. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, audit, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller, each of the other parties will cooperate with him, or it and his, hers or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article VII below).

(c) Transition. Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Seller from maintaining the same business relationships with Buyer after the Closing as it maintained with Seller prior to the Closing. Seller will refer to Buyer all customer inquiries relating to the Business from and after the Closing. Seller shall pay all payables relating to the Business or the Assets due prior to the Closing Date in the Ordinary Course of Business.

(d) Confidentiality. After Closing, Seller will treat and hold as such all of the Confidential Information, and shall refrain from using any of the Confidential Information except in connection with this Agreement or as may be required by law, and shall deliver promptly to Buyer a copy of all Confidential Information; provided that Seller will use reasonable efforts to maintain the confidentiality of the Confidential Information, such efforts to be not less than the efforts used by Seller to maintain the confidentiality of its own trade secret information. In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, then Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.5(d). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal; provided, however, that the disclosing party shall use his or its best efforts to obtain, at the reasonable request and expense of Buyer, an order or other assurance, to the extent practicable, that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

(e) Taxes and Fees. Sales taxes, transfer taxes, stamp taxes, conveyance taxes, excise taxes, mortgage taxes, intangible taxes, documentary recording taxes, value added taxes, license and registration fees, and recording fees imposed by any Governmental Entity, if any, imposed upon the transfer of the Assets or the assumption of the Assumed Liabilities hereunder and the filing of any instruments (the “Transfer Taxes”) shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Seller and Buyer agree to cooperate reasonably to minimize the amount of transfer taxes.

5.5 Excluded Orders. Seller shall purchase from Buyer the products, Inventory and other materials necessary to fulfill the Excluded Orders at the price set forth on Seller’s backlog reports delivered to Buyer. Seller shall pay Buyer for any products, Inventory and other materials within 30 days after the date on which Buyer delivers such products, Inventory or other materials to Seller. Seller shall make commercially reasonable efforts to collect on the receivables arising from the Excluded Orders in the Ordinary Course of Business. If a customer does not pay Seller in full on any Excluded Order within 45 days after the date on which payment is due (a “Delinquent Account”), then Seller shall notify Buyer that such Delinquent Account is overdue, which notice shall include the customer’s name, the amount of the receivable and the date on which such receivable was due. Buyer shall cooperate in good faith with Seller to assist Seller in the collection of any such Delinquent Account. In the event that Seller is not paid in full for the amount of such Delinquent Account within 180 days after the invoice date, Seller shall transfer the Delinquent Account to Buyer for collection Upon such transfer, Buyer shall remit to Seller the amount of the uncollected Delinquent Account. Seller shall fulfill such Excluded Orders in the Ordinary Course of Business. Upon fulfilling such Excluded Orders, Seller shall refer such customers to Buyer for any additional products, Inventory and other materials, or any related services, in accordance with Section 5.4(c).

5.6 Bezeq.

(a) The warranty obligations assumed by Buyer include certain warranty obligations to Bezeq, an Israeli company. In the event that Bezeq draws from the letter of credit which C-COR obtained to secure C-COR’s obligations to Bezeq (the “Bezeq LOC”), and such draw directly results from Buyer’s failure to perform the warranty obligations to Bezeq assumed by Buyer, then Buyer shall reimburse C-COR for the amount of such draw, up to a total amount of $50,000 (the “LOC Draw Cap”). C-COR shall notify Buyer in writing of the amount of such draw (the “Draw Notice”).

(b) In the event Buyer in good faith disputes the amount of the draw or that the draw directly resulted from Buyer’s failure to perform Buyer’s warranty obligations to Bezeq, then Buyer shall deliver a written notice of dispute to C-COR setting forth in detail the nature of the dispute within ten (10) days after receipt of the Draw Notice. C-COR and Buyer shall negotiate in good faith to resolve such dispute within thirty (30) days after delivery of the Draw Notice.

During such thirty (30) day period, Buyer shall (on a confidential basis) have access to a copy of the records of C-COR necessary to verify the amount and cause of the draw on the Bezeq LOC. C-COR shall provide such copies within five (5) business days after receiving a request from Buyer. If the parties cannot resolve such dispute within such thirty (30) day period, then they shall submit such dispute to arbitration pursuant to provisions of Section 7.6. In the event that Buyer fails to deliver such notice within the ten (10) day time period set forth in this Section 5.6(b), then the amount Buyer owes to C-CORas set forth in the Draw Notice shall be deemed final and conclusive and Buyer shall pay to Seller the amount set forth in the Draw Notice (up to a total maximum amount of the LOC Draw Cap) within thirty (30) days after receipt of the Draw Notice. In the event that Buyer does deliver a notice of dispute, Buyer shall pay to C-COR on or before ten (10) days following the resolution of the dispute, the amount agreed to by the parties or specified by the arbitrators, as applicable; provided that such amount shall not exceed the LOC Draw Cap. In no event shall Buyer’s total liability to C-COR pursuant to the Bezeq LOC exceed the LOC Draw Cap.

(c) Buyer shall make commercially reasonable efforts to have the Bezeq LOC terminated, but Buyer’s failure to do so shall not impart any liability on Buyer.

5.7 MPI Commitments.

(a) Buyer or a party designated by Buyer shall purchase from Seller the parts used in the Product Line that Seller re-purchased from MPI at the prices shown on Schedule 5.7 prior to purchasing such parts from any third party.

(b) All Buyer test equipment located at MPI shall be shared with Seller and Seller and Buyer shall share the cost of maintenance and repair of such equipment.

ARTICLE VI

CONDITIONS PRECEDENT

6.1 Conditions to Obligations of Buyer. The obligation of Buyer to effect the Closing and to consummate the Transactions is subject to the satisfaction (or waiver in writing by Buyer at its sole discretion) on or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Seller contained herein and in the Related Documents shall be true and correct on the Closing Date, except to the extent such representations and warranties by their terms speak only as of an earlier date, in which case they shall be true and correct as of such earlier date.

(b) Performance. Seller shall have performed and complied in all material respects (or shall have cured any nonperformance or noncompliance) with the agreements and conditions required by this Agreement and the Related Documents to have been performed or complied with by Seller prior to or at the Closing, taken as a whole.

(c) Third Party Consents. Seller shall have procured the Material Consents.

(d) Closing Certificate. Buyer shall have received a certificate, dated as of the Closing Date, signed by Seller certifying that the conditions specified in Sections 6.1(a) and 6.1(b) have been fulfilled.

(e) No Injunctions or Restraints. No applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect, and no Proceeding shall be pending or threatened wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the Transactions, (ii) cause any of the Transactions to be rescinded following consummation or (iii) affect adversely the right of Buyer to own all of the Assets or operate the Business.

(f) Good Standings. Seller shall have delivered to Buyer (i) a Certificate of Good Standing of C-COR issued by the Secretary of State of the Commonwealth of Pennsylvania and a Certificate of Good Standing of BRC issued by the Secretary of State of the State of Delaware and the Secretary of State of the State of Connecticut and (ii) such other documents and certificates of officers and public officials as shall be reasonably requested by Buyer to establish the existence and good standing of Seller and the due authorization of this Agreement and the Transactions.

(g) Proceedings and Documents. All actions required to have been taken by Seller in connection with the consummation of the Transactions and all certificates, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

(h) Non-competition Agreements. Seller shall have executed and delivered to Buyer the Non-competition Agreement.

(i) Secretary’s Certificate. There shall have been delivered to Buyer a certificate, dated as of the date of the Closing, signed by Seller’s Secretary or an Assistant Secretary and in form and substance reasonably satisfactory to Buyer, that shall certify (i) the names of the officers of Seller authorized to sign the Related Documents to which Seller is, or is specified to be, a party, together with true signatures of such officers; and (ii) that the copy of the resolutions attached thereto evidencing the approval of the Transactions and the Related Documents were duly adopted and are in full force and effect.

(j) Related Documents. The Seller and each other third party required to execute a Related Document shall have executed and delivered each such Related Document.

6.2 Conditions to the Obligations of Seller. The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver by Seller at its sole discretion) on or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer contained herein and in the Related Documents shall be true and correct on the Closing Date, except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date.

(b) Performance of Obligations. Buyer shall have performed and complied (or shall have cured any material nonperformance or noncompliance) with the agreements and conditions required by this Agreement to have been performed or complied with by it prior to or at the Closing, taken as a whole.

(c) Closing Certificate. The Seller shall have received a certificate from Buyer, dated as of the Closing Date, signed by an officer of Buyer, certifying that the conditions specified in Sections 6.2(a) and (b) have been fulfilled.

(d) Related Documents. The Buyer and each other third party required to execute a Related Document shall have executed and delivered each such Related Document.

(e) No Injunctions or Restraints. No applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect, and no Proceeding shall be pending or threatened wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the Transactions, (ii) cause any of the Transactions to be rescinded following consummation or (iii) affect adversely the right of Buyer to own all of the Assets or operate the Business.

(f) Good Standings. Buyer shall have delivered to Seller (i) a Certificate of Good Standing of Seller issued by the Secretary of State of the Commonwealth of Massachusetts and (ii) such other documents and certificates of officers and public officials as shall be reasonably requested by Seller to establish the existence and good standing of Buyer and the due authorization of this Agreement and the Transactions.

(g) Officer’s Certificate. There shall have been delivered to Seller a certificate, dated as of the date of the Closing, signed by Buyer’s President and in form and substance reasonably satisfactory to Seller, that shall certify (i) the names of the officers of Buyer authorized to sign the Related Documents to which Buyer is, or is specified to be, a party, together with true signatures of such officers; and (ii) that the copy of the resolutions attached thereto evidencing the approval of the Transactions and the Related Documents were duly adopted and are in full force and effect.

6.3 Effect of Certain Waivers of Closing Conditions. If prior to the Closing (i) any party (the “Waiving Party”) has knowledge of any breach by any other party of any representation, warranty or covenant contained in this Agreement or any Related Document, (ii) the effect of such breach is a failure of any condition to the Waiving Party’s obligations set forth in this Article VI and (iii) the Waiving Party elects to proceed with the Closing, the parties shall proceed with the consummation of the Transactions as if all parties were obligated to do so, but the party who is not obligated to proceed but elects to do so shall be deemed to have waived the fulfillment of the condition or conditions contained herein unless such party has delivered a waiver of such conditions in writing to the other party.

ARTICLE VII

INDEMNIFICATION

7.1 Survival. The representations and warranties contained in or made pursuant to this Agreement shall survive the Closing (even if the party to whom the representation or warranty was made knew or had reason to know of any misrepresentation or breach at the time of Closing) and continue in full force and effect until the first (1st) anniversary of the Closing; provided, however, that the representations and warranties contained in Section 3.7 shall survive the Closing until the second (2nd) anniversary of the Closing and the representation and warranties in Sections 3.1, 3.2, 3.5 and 3.11 shall survive the Closing (even if the party to whom the representations and warranties made therein knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing). All covenants and agreements of the parties contained herein will survive according to their respective terms.

7.2 Indemnification.

(a) Subject to the conditions set forth in this Article VII, subsequent to the Closing Date, Seller shall indemnify Buyer and its Affiliates, and the directors, officers, employees, agents, representatives and successors and assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”) and hold each of them harmless against any Loss that any Buyer Indemnified Party directly or indirectly suffers or incurs or to which any Buyer Indemnified Party may otherwise become subject (regardless of whether or not such Loss relates to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with:

(i) any inaccuracy in or breach of any representation and warranty of Seller set forth in this Agreement or any exhibit or schedule hereto; or

(ii) any breach or nonperformance by Seller of any of the covenants or agreements set forth in this Agreement or in any Related Document; or

(iii) the operation of the Business, any other business of Seller, or any portion thereof by Seller prior to the close of business on the Closing Date; or

(iv) any and all actions, demands, suits, claims or legal, administrative, arbitration, governmental or other Proceedings or investigations against Buyer or any of its Affiliates related to Seller in which the principal event giving rise thereto occurred prior to the Closing or which result from or arise out of any action or inaction prior to the Closing of Seller or any director, officer, employee, agent, representative or subcontractor of Seller; or

(v) any Seller Benefit Plan established or maintained by Seller; or

(vi) any Liabilities of Seller not expressly assumed hereunder.

(b) Subject to the conditions set forth in this Article VII, subsequent to the Closing Date, Buyer shall indemnify Seller and its Affiliates, and the directors, officers, employees, agents, representations, successors and assigns of any of the foregoing and hold him, her or it harmless against any Loss that such Indemnified Party suffer as a result of:

(i) any inaccuracy in or breach of the representations and warranties of Buyer set forth in this Agreement or any exhibit or schedule hereto; or

(ii) any breach or nonperformance by Buyer of any of the covenants or agreements set forth this Agreement or in any Related Document; or

(iii) the operation of the Business, any other business of Buyer, or any portion thereof by Buyer on or after the close of business on the Closing Date; or

(iv) any and all actions, demands, suits, claims or legal, administrative, arbitration, governmental or other Proceedings or investigations against Seller or any of its Affiliates related to Buyer in which the principal event giving rise thereto occurred prior to the Closing or which result from or arise out of any action or inaction prior to the Closing of Buyer or any director, officer, employee, agent, representative or subcontractor of Buyer; or

(v) any Liabilities of Seller expressly assumed by Buyer hereunder.

7.3 Third Party Claims. The obligations and liabilities of an Indemnifying Party with respect to Losses resulting from the assertion of liability by third parties (each, a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) The Indemnified Parties shall promptly give written notice (a “Claim Notice”) to the Indemnifying Parties of any Third Party Claim that might give rise to any Loss by the Indemnified Parties, stating in reasonable detail the nature and basis of such Third Party Claim, and the amount thereof to the extent known (the “Claimed Amount”); provided, however, that no delay on the part of the Indemnified Parties in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced thereby. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument.

(b) From and after receipt of notice of a Third Party Claim pursuant to Section 7.3(b), the Indemnifying Parties shall have the right to conduct, at their own expense, the defense against the Third Party Claim in their own names or in the names of the Indemnified Parties, using counsel of their choice reasonably satisfactory to the Indemnified Parties so long as (i) the Indemnifying Parties notify the Indemnified Parties in writing within 20 days after the Indemnified Parties have given notice of the Third Party Claim and that the Indemnifying Parties will indemnify the Indemnified Parties to the extent provided under this Article VII, (ii) the Third Party Claim involves only money damages and does not seek an injunction or similar equitable relief, and (iii) the Indemnifying Parties conduct the defense of the Third party Claim actively and diligently. Any Indemnified Parties shall have the right to employ separate counsel in any such Third Party Claim and/or to participate in the defense thereof, in each case at their own expense. The party or parties conducting the defense of any Third Party Claim shall keep the other parties apprised of all significant developments with respect thereto and shall not enter into any settlement, compromise or consent to judgment that imposes non-monetary obligations on the Indemnified Parties with respect to such Third Party Claim without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld.

(c) In the event any of the conditions in Section 7.3(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith); provided that if the Indemnifying Party and the Indemnified Party agree that the Indemnifying Party would not indemnify the Indemnified Party pursuant to Section 7.3(b), then the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner without obtaining the written consent of each Indemnifying Party in connection therewith which consent shall not be unreasonably withheld or delayed, (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys’ fees and expenses), and (iii) subject to clause (i), the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to or resulting from the Third Party Claim to the fullest extent provided in this Article VII.

7.4 Treatment of Indemnification Payments; Loss Determination.

(a) All payments made pursuant to this Article VII shall be treated as adjustments to the Purchase Price. If the Indemnifying Party makes any payment on any claim pursuant to Section 7.2, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such claim.

(b) For purposes of determining the magnitude of any Loss giving rise to a right to indemnification pursuant to this Article VII (but not in determining whether there has been any breach of the representations, warranties, covenants or agreements made in this Agreement), all materiality and Material Adverse Effect qualifications set forth in any representation, warranty, covenant and agreement herein will be disregarded.

(c) To prevent an Indemnified Party from recovering more than the amount of any Loss, the Loss, in each case, shall be net of the amount of any insurance proceeds, and indemnity and contribution from a third party actually recovered by the Indemnified Person after subtracting the cost of recovery and the amount of premiums paid and making adjustment for any premium increases; provided, however, that nothing herein shall be deemed to obligate an Indemnified Party to make a claim on any insurance policy or for indemnity or contribution, or have collected any amounts therefrom as a condition precedent to obtaining payment from the Indemnifying Party hereunder.

7.5 Limitations.

(a) The Earnout Amount shall be available to compensate Buyer for any Losses pursuant to the terms of this Agreement and Buyer may set-off against such payments the amount of any Losses, as set forth in Section 2.3(c).

(b) Notwithstanding anything to the contrary herein, in the event of a breach of any representation or warranty (a “Breach”), except in the event of fraud or willful misconduct with respect to such Breach, (i) the aggregate liability of Seller for Damages under this Article VII shall not exceed Two Million Dollars ($2,000,000) (the “Cap Amount”), and (ii) Seller shall not be required to make any indemnification payment pursuant to Article VII for Damages resulting from any Breach until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of its representations or warranties) that have been directly or indirectly suffered or incurred by Buyer, or to which Buyer has otherwise becomes subject, exceeds Forty Thousand Dollars ($40,000) in the aggregate (the “Floor Amount”). If the total amount of such Damages exceeds the Floor Amount) in the aggregate, then Buyer shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages (including the Floor Amount), up to the Cap Amount. Any qualifications or exceptions relating to materiality with respect to any representations or warranties shall be disregarded for the purpose of determining the amount that an Indemnified Person shall be entitled to pursuant to this Article VII with respect to such representation or warranty.

(c) Notwithstanding anything to the contrary herein, except in the event of fraud or willful misconduct with respect to the breach of any representation or warranty, (i) the aggregate liability of Buyer for Damages under this Article VII shall not exceed the Cap Amount, and (ii) Buyer shall not be required to make any indemnification payment pursuant to Article VII for Damages resulting from any Breach until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of its representations or warranties) that have been directly or indirectly suffered or incurred by Seller, or to which Seller has otherwise becomes subject, exceeds the Floor Amount in the aggregate. If the total amount of such Damages exceeds the Floor Amount in the aggregate, then Seller shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages (including the Floor Amount), up to the Cap Amount. Any qualifications or exceptions relating to materiality with respect to any representations or warranties shall be disregarded for the purpose of determining the amount that an Indemnified Person shall be entitled to pursuant to this Article VII with respect to such representation or warranty.

(d) Except with respect to claims based on fraud or willful misconduct, the rights of the Indemnified Persons under this Article VII shall be the exclusive remedy of the Indemnified Persons with respect to claims resulting from or relating to any misrepresentations, breach of warranty or failure to perform any covenant contained in this Agreement.

7.6 Dispute Resolution.

(a) In the event of any controversy or dispute arising out of or relating to this Agreement, or any breach thereof, which the parties are unable to resolve through negotiation, the party asserting such claim or breach shall give written notice (the “Dispute Notice”) to each other party setting forth in reasonable detail the nature of such claim or alleged breach. All claims pertaining to such dispute (excepting herefrom any action for equitable relief with respect thereto) if not otherwise resolved by the parties shall be settled by arbitration before a single arbitrator selected by the parties in accordance with the rules of the American Arbitration

Association. If the parties fail to agree upon an arbitrator within fifteen (15) days after the date of the Dispute Notice, then Seller and Buyer, shall each select an arbitrator within the following ten (10) days, the two arbitrators selected by the parties shall select a third arbitrator within twenty (20) days, and all three arbitrators shall arbitrate the controversy or claim. No arbitrator shall be affiliated with Seller or Buyer. The results of the arbitration shall be final binding upon the parties and not subject to appeal. The arbitration proceeding shall take place in New York, New York or such other location as parties thereto may mutually agree.

(b) Notwithstanding any contrary provision in the Rules of Commercial Arbitration of the American Arbitration Association, the parties shall be entitled to discovery in any arbitration proceeding, including reasonable document requests, interrogatories, and depositions, all subject to the control of the arbitration panel. To the extent that the parties cannot agree on any aspect of the scope or scheduling of discovery, the arbitration panel shall determine such scope and schedule. In determining the scope and scheduling of discovery, the arbitration panel shall be guided by (i) the Federal Rules of Civil Procedure, and (ii) the interest of the parties in obtaining an expeditious resolution of any dispute that is the subject of the arbitration proceeding. The arbitration panel has the discretion to determine the appropriate scope and schedule of discovery and the factors referred to in the previous sentence are intended to serve as guidance and not as absolute rules.

(c) The arbitrators shall not contravene or vary in any respect any of the terms or provisions of this Agreement. The award of the arbitrators shall be final and binding upon the parties thereto, and judgment upon any award rendered therein may be entered and enforced in any court of competent jurisdiction.

(d) Neither this arbitration provision nor a pending arbitration shall prevent a party from seeking or obtaining injunctive relief for any matter at any time.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party hereto without the prior written consent of (i) Buyer, in the case of any attempted assignment by Seller, or (ii) Seller, in the case of any attempted assignment by Buyer. Any attempted assignment in violation of this Section 8.1 shall be void.

8.2 No Third-Party Beneficiaries. Except as set forth in Article VII, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder. The Buyer Indemnified Parties are intended third party beneficiaries of this Agreement.

8.3 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or nationally recognized overnight courier service and shall be deemed given when so delivered by hand or confirmed by facsimile machine, or if mailed, three days after mailing (one business day in the case of overnight courier service), as follows:

(i) if to Buyer, to

Newfound Technology Corporation

330 Codman Hill Road

Boxborough, Massachusetts 01719

Attention: Richard Dellacanonica – President

Telephone: (978) 263-5775

Facsimile: (978) 263-9755

with a copy to:

Cook, Little, Rosenblatt & Manson, PLLC

650 Elm Street

Manchester, New Hampshire 03101

Attention: Matthew H. Benson, Esq.

Telephone: (603) 621-7100

Facsimile: (603) 621-7111

(ii) if to C-COR or BRC, to:

C-COR Incorporated

60 Decibel Road

State College, Pennsylvania 16801

Attention: President

Telephone: (814) 238-2461

Facsimile: (814) 237-5574

with a copy to:

Ballard Spahr Andrews & Ingersoll, LLP

1735 Market Street, 51st Floor

Philadelphia, Pennsylvania 19103

Attention: Brian D. Doerner

Telephone: (215) 864-8615

Facsimile: (215) 864-8999

or to such other address as provided by a party in accordance with this Section 8.3.

8.4 Headings. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. For purposes hereof, facsimile copies hereof and facsimile signatures hereof shall be authorized and deemed effective counterparts.

8.6 Entire Agreement. This Agreement, the Related Documents and the Nondisclosure Agreement dated November 23, 2005 between Buyer and Seller (the “Confidentiality Agreement”) contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Related Documents or the Confidentiality Agreement.

8.7 Amendments and Waivers. This Agreement may not be amended except by a writing signed by Seller and Buyer. Only by a writing Seller, on the one hand, or Buyer, on the other hand, may waive compliance by Buyer or Seller, respectively, with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

8.8 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

Remainder of page intentionally left blank. Signature pages follow.

IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the date first written above.

SELLER C-COR INCORPORATED

By:	/s/ William T. Hanelly
Name:	William T. Hanelly
Title:	Chief Financial Officer, Treasurer and Secretary

BROADBAND ROYALTY CORPORATION

By:	/s/ George M. Savereno
Name:	George M. Savereno
Title:	President

BUYER NEWFOUND TECHNOLOGY CORPORATION

By:	/s/ Richard Dellacanonica
Richard Dellacanonica – President

Exhibits:
Exhibit A:	Bill of Sale
Exhibit B:	Assignment Agreement
Exhibit C:	IP Assignment Agreement
Exhibit D:	License Agreement
Exhibit E:	Occupancy Agreement
Exhibit F:	Services Agreement
Exhibit G:	Non-Competition Agreement
Exhibit H:	Schedules